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Exhibit 11 - Statement Re:  Computation of Earnings Per Common Share

                                                             Three Months Ended
                                                                  March 31,
                                                              1996       1995
                                                              ----       ----
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Primary

Average common shares outstanding ..........................  25,932     20,168

Net effect of dilutive common stock options and warrants
  based on the treasury stock method using average
  market price .............................................    2,886       976
                                                                -----       ---

Total ......................................................   28,818    21,144
                                                               ======    ======

Net income .................................................  $ 2,120     2,321

Preferred Dividends ........................................     (108)     (265)
                                                                 ----      ----

Adjusted net income ........................................  $ 2,012     2,056
                                                              =======     =====

Earnings per common share ..................................  $   .07   $   .10
                                                              =======   =======

Fully Diluted

Average common shares outstanding ..........................   25,932    20,168

Net effect of dilutive common stock options and warrants
  based on the treasury stock method using the greater
  of the average market price or the ending market price ...    3,345     1,228
                                                                -----     -----

Total ......................................................   29,277    21,396
                                                               ======    ======

Net income .................................................  $ 2,120     2,321

Preferred Dividends ........................................     (108)     (265)
                                                                 ----      ----

Adjusted net income ........................................  $ 2,012   $ 2,056
                                                              =======   =======

Earnings per common share ..................................  $   .07   $   .10
                                                              =======   =======

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